Exhibit 10.19

AGILITI EXECUTIVE DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED EFFECTIVE DECEMBER 3, 2018

Agiliti Executive Deferred Compensation Plan

ARTICLE I
Establishment and Purpose	1
ARTICLE II
Definitions	1
ARTICLE III
Eligibility and Participation	7
ARTICLE IV
Deferrals	8
ARTICLE V
Establishment and Purpose	11
ARTICLE VI
Payment from Accounts	11
ARTICLE VII
Valuation of Account Balances; Investments	16
ARTICLE VIII
Administration	18
ARTICLE IX
Amendment and Termination	22
ARTICLE X
Informal Funding	22
ARTICLE XI
Claims	23
ARTICLE XII
General Provisions	25

Agiliti Executive Deferred Compensation Plan

ARTICLE I

History and Purpose

Universal Hospital Services, Inc. previously established the UHS Executive Deferred Compensation Plan (the “Plan”), effective May 1, 2018, in order to attract and retain key employees by providing opportunities to defer receipt of salary, bonus, and other specified compensation. The Plan is hereby amended and restated effective December 3, 2018, to reflect the following: (i) Universal Hospital Services, Inc. is changing its name to Agiliti Health, Inc. (the “Company”) and (ii) the name of the Plan is changing from UHS Executive Deferred Compensation Plan to Agiliti Executive Deferred Compensation Plan. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1

Account. Account means a bookkeeping account maintained by the Plan Administration Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Plan Administration Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Plan Administration Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3

Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees and who files a declaration with the Company agreeing to be bound by the terms of the Plan and agreeing to bear its allocable share of the costs and expenses incurred in the operation and administration of the Plan.

Agiliti Executive Deferred Compensation Plan

2.4	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.6	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10

Compensation Committee. Compensation Committee means the Compensation Committee of the Board of Directors or such other committee of directors as may be designated by the Board of Directors to administer the Plan. Notwithstanding anything to the contrary herein, the Board of Directors may, at any time and from time to time, without any further action of the Compensation Committee, exercise the powers and duties of the Compensation Committee under the Plan.

2.11	Company. Company means Agiliti Health, Inc., and any successor thereto.

2.12

Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts.

2.13

Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Agiliti Executive Deferred Compensation Plan

2.14	Deferral Account. Deferral Account means the Account established for a Participant to record his or her Deferrals made to the Plan.

2.15	Discretionary Amount Account. Discretionary Amount Account means the Account established for a Participant to record discretionary Company contributions credited on his or her behalf to the Plan.

2.16	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.17	Effective Date. Effective Date means May 1, 2018 for the initial Plan and December 3, 2018 for this amended and restated Plan.

2.18

Eligible Base Compensation. Eligible Base Compensation means, for a Participant for any period, except as provided in the succeeding paragraphs of this subsection, the sum of all remuneration paid to the Participant during such period for service as an employee of a Participating Employer as base salary and wages, and short-term disability benefits, and shall be determined without regard to Code Section 401(a)(17) and without regard to amounts deferred pursuant to Code Sections 401(k), 125, and 132(f)(4). Notwithstanding the foregoing, a Participant’s Eligible Base Compensation will not include:

(a)	contributions made or benefits (other than short-term disability benefits) paid by the Participating Employer under any other employee benefit plan;

(b)	any remuneration not paid in cash (or remuneration otherwise imputed as income, e.g., value of taxable life insurance coverage);

(c)	severance pay;

(d)	reimbursements, allowances, moving expense payments, relocation cost-of-living payments, tax gross-ups and other similar equalization payments; and

(e)	all bonus, incentive, retention or commission-based remuneration of any kind (including, but not limited to, awards and spot bonus payments).

The Plan Administration Committee’s classification of a remuneration item as included in or excluded from Eligible Base Compensation shall be conclusive for the purpose of the foregoing rules.

2.19

Eligible Employee. Eligible Employee means an employee who (i) is employed in a classification of Vice President or above; and (ii) is designated by the Committee as eligible, provided in all events the employee shall be a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Agiliti Executive Deferred Compensation Plan

2.20	Employee. Employee means a common-law employee of an Employer.

2.21	Employer. Employer means the Company and each Affiliate.

2.22	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23

Long-Term Savings Plan. Long-Term Savings Plan means the Agiliti 401(k) Plan (which was formerly known as the Universal Hospital Services, Inc. Long-term Savings Plan), as currently in effect and as may be amended from time to time, and any successor thereto.

2.24	Matching Amount Account. Matching Amount Account means the Account established for a Participant to record Company matching contributions credited on his or her behalf to the Plan.

2.25	MIP. MIP means the Management Incentive Plan of the Company, as may be hereafter amended, or any successor thereto.

2.26	Participant. Participant means an Eligible Employee who has an Account Balance greater than zero.

2.27	Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.28	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.29

Plan. Generally, the term Plan means the “Agiliti Executive Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.30

Plan Administration Committee. Plan Administration Committee shall mean the committee described in Section 8.3 appointed by the Chief Human Resources Officer of the Company (and any successor to that title or position).

2.31	Plan Year. Plan Year means January 1 through December 31.

2.32	Retirement. Retirement means a Separation from Service on or after the Participant attains age 60.

Agiliti Executive Deferred Compensation Plan

2.33

Retirement/Termination Account. Retirement/Termination Account means an Account established by the Plan Administration Committee to record amounts payable to a Participant upon Separation from Service.

2.34

Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Plan Administration Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six-month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract. Notwithstanding the preceding, however, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his position of employment or a similar position shall incur a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave, unless the Company or the Participant terminates the leave before that date.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Plan Administration Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

2.35

Specified Date Account. Specified Date Account means an Account established by the Plan Administration Committee to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Plan Administration Committee without affecting the meaning thereof.

Agiliti Executive Deferred Compensation Plan

2.36

Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

2.37

Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.38

Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Plan Administration Committee.

2.39

Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to sections 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Plan Administration Committee.

2.40	Valuation Date. Valuation Date means each Business Day.

Agiliti Executive Deferred Compensation Plan

ARTICLE III

Eligibility and Participation

3.1

Eligibility and Participation. An Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must wait to enroll for the next following Plan Year, unless the Plan Administration Committee expressly permits the Participant to make a deferral election for the Plan Year in progress. If the Plan Administration Committee permits any early deferral election, such election may only be made within 30 days after the Employee first becomes eligible to participate in the Plan (and all like kind plans aggregated to this Plan for purposes of Code Section 409A), or within such other earlier deadline as may be established by the Plan Administration Committee, in its sole discretion, in order to participate for such period. In such event, such person’s participation in this Plan shall not commence earlier than 30 days after he or she first becomes eligible to participate in the Plan, and such person shall only be permitted to defer compensation in accordance with Section 4.2(b) below.

3.2

Duration. A Participant shall be eligible to defer compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. In the event the Plan Administration Committee, in its sole and absolute discretion, determines that a Participant is no longer an Eligible Employee, and the Participant has not Separated from Service, the Participant will not be allowed to submit future Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero, and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3

Rehires. An Eligible Employee who previously participated in the Plan, ceased to be eligible to defer amounts under the Plan and was paid all deferred amounts under the Plan before again becoming eligible to participate shall be treated as a newly Eligible Employee under Section 3.1 above. An Eligible Employee who previously participated in the Plan, ceased to be eligible to defer amounts under the Plan for twenty-four (24) months or longer before again becoming eligible to participate shall be treated as a newly Eligible Employee under Section 3.1 above, regardless of whether all amounts deferred under the Plan have been paid to the Employee. A rehired Eligible Employee who is treated as a newly Eligible Employee shall complete such forms as required by the Plan Administration Committee with respect to future deferrals made after re-enrollment. With respect to any unpaid amounts deferred prior to re-enrollment, the Eligible Employee’s prior elections shall continue to apply, and any payments scheduled to be made following the Employee’s Separation from Service that occurred before re-hire shall be made as scheduled.

Agiliti Executive Deferred Compensation Plan

ARTICLE IV

Deferrals

4.1	Deferral Elections, Generally.

(a)

A Participant may elect to defer compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Plan Administration Committee and in the manner specified by the Plan Administration Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect. The Plan Administration Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)

The Plan Administration Committee may permit different deferral amounts for each component of compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Plan Administration Committee in the Compensation Deferral Agreement, Participants may defer up to 60% of their Eligible Base Compensation and up to 100% of payments under the MIP. A Compensation Deferral Agreement may also specify the investment allocation described in Section 7.4.

(c)

Deferrals of cash compensation shall be calculated with respect to the gross cash compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Plan Administration Committee as necessary so that it does not exceed 100% of the cash compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

(d)	Separate Accounts shall be maintained for each year’s deferrals.

(i)

Each Participant who completes a Compensation Deferral Agreement for Plan Year must make a Retirement/Termination Account election. Each Plan Year, the Participant shall specify in his or her Compensation Deferral Agreement for that year the amount of Deferrals and the form in which amounts allocated to his or her Retirement/Termination Account for that Plan Year shall be paid upon the Participant’s Retirement under Section 6.1.

Agiliti Executive Deferred Compensation Plan

(ii)

A Participant may also specify in his or her Compensation Deferral Agreement that the Deferrals for a given Plan Year shall be allocated to a Specified Date Account, and such election shall specify the month, year and form in which amounts allocated to the Specified Date Account shall be paid under Sections 4.3 and 6.2. A Specified Date Account for a given year will be overridden if the Participant incurs a Separation from Service or Retirement before that Specified Date Account is paid in full. In such event, the Plan’s payment provisions for Separation from Service or Retirement, as applicable, shall control.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)

General Timing Election. Except as otherwise provided below for newly Eligible Employees, Eligible Base Compensation and MIP may be deferred for a Plan Year by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable on January 1 of the next following year and shall apply to compensation earned in pay periods which commence on or after such January 1.

(b)

First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan after the first day of a Plan Year, the Plan Administration Committee may permit him or her to submit a Compensation Deferral Agreement for such Plan Year during the enrollment period established by the Plan Administration Committee, which enrollment period shall not extend beyond the date which is 30 days after the date he or she is first eligible to participate. Any Compensation Deferral Agreement described in this paragraph becomes irrevocable 30 days after the effective date of the individual’s eligibility to participate in the Plan.

A Compensation Deferral Agreement filed under this paragraph applies to Base Eligible Compensation earned for pay periods beginning after the end of the enrollment period specified by the Plan Administration Committee or such later date as the Plan Administration Committee may designate. Unless the Plan Administration Committee allows in accordance with the requirements of Code Section 409A, a Compensation Deferral Agreement filed under this paragraph that takes effect on a date other than the first day of a Plan Year shall not apply to MIP payments earned for such year.

An Eligible Employee who Separates from Service and who subsequently resumes performing services for the Employer in the same calendar year will not be allowed to submit a new Compensation Deferral Agreement under this paragraph if he or she had a Compensation Deferral Agreement in effect for such year, but shall instead have his or her prior Compensation Deferral Agreement reinstated for such year.

Agiliti Executive Deferred Compensation Plan

(c)

“Evergreen” Deferral Elections. The Plan Administration Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3

Specified Date Accounts. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts. The calendar month and year designated by the Participant must be at least three (3) years after the date the Compensation Deferral Agreement becomes effective under Section 4.2(a) or (b) above, as applicable. By way of example, for a Compensation Deferral Agreement that becomes effective January 1, 2019, any deferrals allocated to a Specified Date Account under that agreement may be designated as payable as of a calendar month and year that begins on or after January 1, 2022. In the event a Participant’s Compensation Deferral Agreement allocates compensation to a Specified Date Account that does not satisfy the minimum three-year deferral period, the compensation shall be allocated to the Retirement/Termination Account of the Participant with the shortest payment duration.

4.4

Deductions From Pay. The Plan Administration Committee has the authority to determine the payroll practices under which any component of compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s compensation. To the extent the Plan Administration Committee allows Deferrals from compensation equal to corrective distributions received from a qualified 401(k) plan of the Employer, Deferrals equal to the amount of the corrective distribution shall be deducted from the first payment of compensation made on or after the date such corrective distribution is issued to the Participant, and shall be deducted from subsequent compensation payments only to the extent the first compensation payment is insufficient to fully fund the Deferral.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times.

4.6

Cancellation of Deferrals. The Plan Administration Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls. To the extent Deferrals are cancelled under (i) or (ii), no subsequent Compensation Deferral Agreement may take effect prior to the first day of the Plan Year that begins on or after the 12-month anniversary of the emergency payment or hardship distribution.

Agiliti Executive Deferred Compensation Plan

ARTICLE V

Company Contributions

5.1

Matching Contributions. For each Plan Year, the Participating Employer may, from time to time in its sole and absolute discretion, credit Matching Contributions to the Account of a Participant. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Matching Contribution for that Plan Year. If a Matching Contribution is credited to a Participant’s Account pursuant to this Section 5.1, it shall be credited to a Participant’s Retirement/Termination Account for the Plan Year for which it is made.

5.2

Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, make Discretionary Contributions for a Plan Year to the account of one or more Participants. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Discretionary Contribution for that Plan Year. All Discretionary Contributions will be credited to a Participant’s Retirement/Termination Account for the Plan Year for which it is made.

5.3

Vesting. Except as may be otherwise provided by the Participating Employer, Company contributions described in Sections 5.1 and 5.2, above, and the Earnings thereon, shall become vested as determined by the Plan Administration Committee, but in all events shall become fully vested upon the Participant’s death while employed with a Participating Employer. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be forfeited. The provisions of this Section 5.3 shall apply to any amounts credited to a Participant’s Matching Amounts Account or Discretionary Amounts Account.

ARTICLE VI

Payments from Accounts

A Participant’s Accounts shall be distributed in accordance with the provisions of this Article VI.

6.1

Retirement/Termination Distributions. Retirement/Termination Accounts shall be distributed as soon as administratively practicable but commencing no later than the 15th day (or the next Business Day, if such day is not a Business Day) of the third calendar month that begins after Separation from Service, based on the value of the Account(s) as determined under Article VII. Payment on account of Separation from Service shall be

Agiliti Executive Deferred Compensation Plan

made in a single lump sum, unless the Separation from Service qualifies as a Retirement, in which case payment shall be made in a lump sum or in monthly installments over a period of two to ten years, as elected by the Participant in the Compensation Deferral Agreement with which a Retirement/Termination Account for a Plan Year was established. A Compensation Deferral Agreement that does not specify a form of payment for a Retirement/Termination Account shall be treated as an election providing for a single lump sum.

Notwithstanding anything to the contrary in this Section 6.1, payment to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service will be made or begin as soon as administratively practicable but no later than the 15th day (or next Business Day, if such day is not a Business Day) of the third calendar month that beings after the six-month anniversary of the Participant’s Separation from Service (or within 90 days of the Participant’s date of death, if earlier). Any installments that are delayed due to status as a Specified Employee shall be accumulated and such amounts, with any Earnings accumulated during the delay, shall be paid with the first installment following the six-month anniversary of Separation from Service.

6.2

Specified Date Distributions. Specified Date Accounts shall be distributed in the calendar month and year selected by the Participant, based on the value of the Account(s) as determined under Article VII. Payment shall be made in a single lump sum or in monthly installments over a period of two to ten years, as elected by the Participant in the Compensation Deferral Agreement with which a Specified Date Account for a Plan Year was established. A Specified Date Account election that does not specify a form of payment shall be treated as an election providing for a single lump sum.

In the event a Participant incurs a Separation from Service (other than a Retirement) before his or her Specified Date Account(s) has been fully distributed, any remaining balances shall be distributed in a single lump sum. Payment shall be made at the time specified in Section 6.1. If the Participant’s Separation from Service is a Retirement, the Participant’s Specified Date Account(s) will be paid in accordance with the Participant’s Retirement/Termination Account election for the corresponding Plan Year as specified in Section 6.1.

6.3

Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant, all Retirement/Termination Accounts and Specified Date Accounts shall be paid to his or her Beneficiary in a single lump sum within 90 days of the date of the Participant’s death.

(a)

Designation of Beneficiary in General. The Participant shall designate one or more primary and/or contingent Beneficiaries on the forms provided by the Plan Administration Committee or on such terms and conditions as the Plan Administration Committee may prescribe. No such designation shall become effective unless filed with and accepted by the Plan Administration Committee

Agiliti Executive Deferred Compensation Plan

during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Plan Administration Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Plan Administration Committee.

(b)

No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the first of the following classes of individuals with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class:

(i)	Participant’s surviving spouse

(ii)	Participant’s surviving issue per stirpes and not per capita

(iii)	Participant’s surviving parents

(iv)	Participant’s surviving brothers and sisters

(v)	Participant’s estate.

(c)

Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of the benefits which may be payable with respect to the Participant under the Plan may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the benefits which may be payable with respect to the Participant under the Plan at the time such disclaimer is executed and delivered, and must have attained at least age 21 years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed benefits payable with respect to the Participant under the Plan is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Company after the date of the Participant’s death but not later than 60 days after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Company. A disclaimer shall be considered to be delivered to the Company only when actually received and acknowledged by the Company. The Company shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing

Agiliti Executive Deferred Compensation Plan

of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of the Plan and shall not be considered to be an assignment or alienation of benefits in violation of federal law prohibiting the assignment or alienation of benefits under this Plan. No other form of attempted disclaimer shall be recognized by the Company.

(d)

Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, “issue” means all persons who are lineal descendants of the person whose issue are referred to, including legally adopted descendants and their descendants but not including illegitimate descendants and their descendants; “child” means an issue of the first generation; “per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and “survive” and “surviving” mean living after the death of the Participant.

(e)	Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(i)

If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(ii)

The automatic Beneficiaries specified in subsection (b) of this Section 6.4 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(iii)

If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Company after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(iv)

Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

Agiliti Executive Deferred Compensation Plan

(v)

Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

(f)

Validity of Designation. A Beneficiary designation is permanently void if it either is executed or is filed by a Participant who, at the time of such execution or filing, is then a minor under the law of the state of the Participant’s legal residence. The Company shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

(g)

No Spousal Rights. Prior to the death of the Participant, no spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the benefits credited under this Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the designation of Beneficiaries (or the changing of designated Beneficiaries) by the Participant.

6.4

Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Plan Administration Committee to receive payment of all or any portion of his or her vested Accounts. If an emergency payment is approved by the Plan Administration Committee, (i) the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment, and (ii) deferrals shall be cancelled for the time specified in Section 4.6. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Plan Administration Committee, and shall be subtracted from the Participant’s Accounts in the following order: (i) from any Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date, (ii) then from Deferral Accounts scheduled to be paid at a specified date, beginning with the Account with the latest payment commencement date, and (iii) then from any Retirement/Termination Accounts, beginning with the Account with the longest payment period.

6.5

Small Balances. Notwithstanding anything to the contrary in this Article VI, the Plan Administration Committee may direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

Agiliti Executive Deferred Compensation Plan

6.6

Administrative Discretion With Regard to Timing and Valuation of Payments. Notwithstanding anything to the contrary in this Article VI, the Plan Administration Committee may make a payment at the time specified in the preceding paragraphs or at a later date that falls in the same calendar year as the specified time or, if later, by the 15th day of the third calendar month following the time specified, provided the Participant is not permitted, directly or indirectly, to designate the taxable year in which payment will be made. Further, the Plan Administration Committee may make a payment up to 30 days preceding the time specified in the preceding paragraphs, provided the Participant is not permitted, directly or indirectly, to designate the taxable year in which the payment will be made. To the extent the Plan Administration Committee exercises its discretion hereunder, payment of the Account shall be based on the value of the Account as of the date specified by the Plan Administration Committee, which shall be no earlier than the end of the month preceding payment and shall be no later than the Business Day preceding the date of payment.

6.7

Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Plan Administration Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Plan Administration Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.8

Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments. For purposes of Section 6.9, installment payments will be treated as a single form of payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

ARTICLE VII

Valuation of Account Balances; Investments

7.1

Valuation. Deferrals shall be credited to appropriate Accounts on the date such compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company contributions shall be credited to the Retirement/Termination Account at the times related contributions are credited to the Long-Term Savings Plan or, if there are no related contributions, at the times determined by the Plan Administration Committee. Valuation of Accounts shall be performed under procedures approved by the Plan Administration Committee.

Agiliti Executive Deferred Compensation Plan

7.2

Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Plan Administration Committee, in accordance with the provisions of this Article VII (“investment allocation”). Earnings on amounts deferred or credited to the Plan shall accrue as soon as administratively feasible following the date of deferral or crediting. Earnings shall no longer accrue as of a date no later than seven Business Days prior to the date an amount is distributed from a Participant’s Account.

7.3

Investment Options. Investment options will be determined by the Plan Administration Committee. The Plan Administration Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4

Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Plan Administration Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administration Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Plan Administration Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administration Committee, the next Business Day, and shall be applied prospectively.

7.5

Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in a target retirement fund investment option for the year closest to the year the Participant will attain age 65, as determined by the Plan Administration Committee.

Agiliti Executive Deferred Compensation Plan

ARTICLE VIII

Administration

8.1	Role of the Company. The Company is the sponsor of the plan.

8.2

Role of the Board and Compensation Committee. The Board of Directors, or the Compensation Committee of the Board or with respect to subsections (a) and (c) below, any committee or position of the Company designated by the Board, acting on behalf of the Company, shall have the following duties and responsibilities:

(a)	to amend or terminate the Plan, pursuant to Article IX;

(b)	to annually determine the amount of any Company contributions, pursuant to Article V; and

(c)	to approve the merger or spin-off of the Plan or any portion of the Plan.

8.3

Role of the Plan Administration Committee. The Plan Administration Committee shall have the authority, responsibilities and full discretion to serve on behalf of the Company in the administration of the Plan. The Chief Human Resources Officer of the Company shall be responsible for the appointment of committee members.

(a)

Delegation. The Plan Administration Committee may delegate and allocate responsibilities for the administration of the Plan and may delegate specified administrative functions, discretion or authority as it deems appropriate, by written contract, direction letter or written instrument of delegation to the Benefit Administrator, trustee, a third-party special-purpose Administrator, legal counsel, a professional consultant or advisor, or to designated employees of the Company (whether or not such employees are members of the Committee). The Plan Administration Committee may also delegate authority as it deems appropriate to one or more Committee members in the form of a sub-committee.

(b)

Specific Administrative Responsibilities. Without limiting the general responsibilities of the Plan Administrator, the Plan Administration Committee shall have the following specific authority, responsibility and discretion:

(1)	authority to adopt or amend a charter;

(2)	authority and discretion to adopt and amend one or more of the following:

(A)	the Plan Administration Policies, and benefit policy objectives, for the Plan;

Agiliti Executive Deferred Compensation Plan

(B)	the Ethics and Conflicts of Interest Policies for members and service providers;

(C)

document retention policies pertaining to the Plan, and policies prohibiting document tampering; and to review and comment upon policies prohibiting retaliation against any employee who identifies a potential compliance issue (a “whistleblower”), as such policies apply to Plan compliance;

(3)

authority to delegate to the Secretary of the Plan Administration Committee of the Company, and/or other employees, the performance of various Plan administration duties, including the authority and responsibility to issue direction letters to the Benefit Administrator and Trustee, subject to the responsibility to periodically review the performance of such duties;

(4)

authority to approve the appointment and/or replacement of the Benefit Administrator and the terms of any contractual agreements and amendments governing the Benefit Administrator and to monitor the performance of its duties;

(5)	authority to appoint and retain professional advisors, consultants and legal counsel and the terms of any contractual agreements and amendments thereto governing any of the foregoing;

(6)

authority and responsibility to maintain the respective Plan documents in accordance with the provisions of applicable law, and the authority to delegate to legal counsel the duty to advise and assist;

(7)	authority and responsibility to conduct compliance reviews, the frequency and scope of which as may be provided in the Plan Administration Policies;

(8)	authority and responsibility to review the results of any audit and to ensure that any government filings required for the Plan are accurately prepared and filed in a timely manner;

(9)	authority and responsibility to prepare and distribute in a timely manner the respective Plan communications;

(10)	responsibility to periodically monitor Plan utilization and to review the alignment of Plan design with the Employer’s business goals for the Plan; and

Agiliti Executive Deferred Compensation Plan

(11)	authority and responsibility to conduct a periodic governance self-assessment of the structure and processes of the Plan Administration Committee, its composition of members, and its charter.

(c)

Specific Investment Responsibilities. Without limiting the general responsibilities set forth above, the Plan Administration Committee shall have the following specific authority, responsibility and discretion:

(1)	authority and discretion to adopt, monitor and amend an investment policy for the selection, performance review monitoring and oversight of the Plan’s investment options;

(2)

authority and responsibility to periodically review the appropriateness of the Plan’s investment options as a whole and to approve any one or more additions, deletions or replacements of investment options;

(3)	authority and discretion to adopt and amend one or more policies pertaining to such topics as:

(A)	offerings of investment education or investment advice to Plan Participants;

(B)	rules and procedures relating to Participant allocations to investment options and transfers, and the permitted frequency thereof;

(C)	allocation of Plan expenses between the Company, a rabbi trust and individual Participant accounts; and

(D)	allocation of authority and responsibility for proxy voting of any shares held in connection with this Plan other than mutual funds.

(4)

authority to approve the appointment and/or replacement of any one or more rabbi trustees and custodians and the terms of any contractual agreements and amendments with either of them, and to monitor the performance of the duties delegated to each;

(5)

authority to appoint, monitor and remove professional advisors, consultants, legal counsel, providers of investment education, investment advice and investment management services to participants in the Plan, and the terms of any contractual agreements and amendments governing any of the foregoing;

(6)

authority and responsibility to routinely distribute to Participants, and to make available on any Participant’s request, the various forms of information about investment options and any other communications pertaining to the investment education or the allocation among investment options, as the Plan Administration Committee determines is appropriate;

Agiliti Executive Deferred Compensation Plan

(7)

responsibility to ensure that the Participants are complying with any applicable requirements of any policy of the Plan Administration Committee, fund prospectus, or regulation, pertaining to the frequency of trading of fund investments; and

(8)	authority and responsibility to conduct a periodic governance self-assessment of the structure and processes of the Plan Administration Committee, its composition of members, and its charter.

The Plan Administration Committee shall have the aforementioned powers to the maximum extent permitted by law. All findings, decisions and determinations made by the Plan Administration Committee shall, to the fullest extent permitted by law, be final and binding upon all parties and shall not be subject to de novo review if challenged in court.

8.4

Role of the Benefit Administrator. The Benefit Administrator is the contractual service provider to the Plan appointed by the Plan Administration Committee to assist the Plan Administration Committee in the administration of the Plan as provided in this Article VIII and the Plan Administration Committee in the designation of the investment options as provided in Article VII. The Benefit Administrator’s duties shall be stated in contractual agreements with the Plan Administration Committee, including, for example, serving as: record keeper for participant accounts in the Plan; manager of the call center and websites that support the Plan; and provider of administrative forms, notices and communications to participants. The Benefit Administrator shall perform such services in accordance with the terms of its contractual agreement(s) with the Plan Administration Committee.

8.5	Compensation. No member of the Plan Administration Committee shall receive any compensation from the Trust for services provided.

8.6

Indemnity. The Company shall, to the greatest extent permitted by applicable law, indemnify each member of the Plan Administration Committee, and any other employee of the Company, including any officer, who in the performance of his or her duties as an employee exercises any discretion or control over the administration of the Plan or its assets against any and all claims, loss, damages, expenses (including counsel fees approved by the respective committee), and liability (including any amounts paid in settlement with the respective committee’s approval) arising from any loss or damage or depreciation which may result in connection with the execution of the respective committee’s duties or the exercise of the respective committee’s discretion or from any other action or failure to act hereunder.

Agiliti Executive Deferred Compensation Plan

8.7	Powers Denied. No action of the Plan Administration Committee shall:

(a)	alter the amount of contributions otherwise payable to the Plan;

(b)	cause the Plan to fail to qualify under Code §409A or as a rabbi trust; or

(c)	increase the duties or liabilities of a rabbi trustee without its written consent.

ARTICLE IX

Amendment and Termination

9.1

Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX. Each Participating Employer may also terminate its participation in the Plan.

9.2	Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason.

9.3

Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If an Adopting Employer terminates its participation in the Plan, or if the Company terminates the participation of an Adopting Employer, the benefits of affected Employees shall be paid at the time provided in Article VI.

9.4

Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Plan Administration Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE X

Informal Funding

10.1

General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

Agiliti Executive Deferred Compensation Plan

10.2

Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XI

Claims

11.1

Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administration Committee which shall make all determinations concerning such claim. Any claim filed with the Plan Administration Committee and any decision by the Plan Administration Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)

In General. Notice of a denial of benefits will be provided within 90 days of the Plan Administration Committee’s receipt of the Claimant’s claim for benefits. If the Plan Administration Committee determines that it needs additional time to review the claim, the Plan Administration Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administration Committee expects to make a decision.

(b)

Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

11.2

Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Plan Administration Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administration Committee. All written comments, documents, records, and

Agiliti Executive Deferred Compensation Plan

other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Plan Administration Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)

In General. Appeal of a denied benefits claim must be filed in writing with the Plan Administration Committee no later than 60 days after receipt of the written notification of such claim denial. The Plan Administration Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administration Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

11.3

Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.

Agiliti Executive Deferred Compensation Plan

11.4

Committee Discretion. All interpretations, determinations and decisions of the Plan Administration Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive. Notwithstanding anything to the contrary herein, the Compensation Committee may, at any time and from time to time, without any further action of the Plan Administration Committee, exercise the powers and duties of the Plan Administration Committee under the Plan.

ARTICLE XII

General Provisions

12.1

Assignment. No interest of any Participant, or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, through court order or otherwise, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant or Beneficiary.

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

12.2

No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

12.4

Notice. Any notice or filing required or permitted to be delivered to the Plan Administration Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Plan Administration Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Agiliti Executive Deferred Compensation Plan

AGILITI HEALTH, INC.

ATTN: NQDC PLAN ADMINISTRATOR

6625 W 78TH ST., SUITE 300

MINNEAPOLIS, MN 55439

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

12.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6

Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administration Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7

Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Plan Administration Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Plan Administration Committee shall presume that the payee is missing. The Plan Administration Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

12.8

Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administration Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or guardian or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administration Committee, the Compensation Committee, the Company, and the Plan from further liability on account thereof.

12.9

Governing Law and Venue. To the extent not preempted by ERISA, the laws of the State of Minnesota shall govern the construction and administration of the Plan. All litigation in any way related to the Plan (including but not limited to any and all claims for benefits) must be filed in the United States District Court for the District of Minnesota.

Agiliti Executive Deferred Compensation Plan

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 3rd day of December, 2018, to be effective as of the Effective Date.

Agiliti Health, Inc.

By: Robert L. Creviston (Print Name)

Its: Chief Human Resources Officer (Title)

/s/ ROBERT L. CREVISTON____________ (Signature)